                                                                    EXHIBIT 99.A

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

                                                                                                                 PAGE(S)
                                                                                                                 -------
Unaudited Consolidated Balance Sheet at December 31, 2000 and December 31, 1999..................                  F-2
Unaudited Consolidated Statement of Operations for each of the three years in
   the period ended December 31, 2000............................................................                  F-3
Unaudited Consolidated Statement of Cash Flows for each of the three years in the
   period ended December 31, 2000................................................................                  F-4
Unaudited Consolidated Statement of Members' Equity
   for each of the three years in the period ended December 31, 2000.............................                  F-5
Notes to Unaudited Consolidated Financial Statements.............................................                  F-6 to F-21

                               TRUSERV CORPORATION
                      UNAUDITED CONSOLIDATED BALANCE SHEET
                                     ASSETS

                                                                                       DECEMBER 31,          DECEMBER 31,
                                                                                           2000                  1999
                                                                                     ---------------     ---------------
                                                                                                              (RESTATED)
                                                                                                (000'S OMITTED)
Current assets:
   Cash and cash equivalents...................................................      $        18,316     $         1,815
   Restricted cash (Note 12)...................................................                1,000                  --
   Accounts and notes receivable, net of allowance for doubtful accounts of
         $7,710,000 and $5,613,000.............................................              396,587             460,419
   Inventories (Note 2)........................................................              443,663             482,415
   Other current assets........................................................               12,274               9,937
                                                                                     ---------------     ---------------
         Total current assets..................................................              871,840             954,586
Properties, net (Note 3).......................................................              216,146             244,845
Goodwill, net..................................................................               94,051             101,787
Other assets...................................................................               53,977              34,179
                                                                                     ---------------     ---------------
         Total assets..........................................................      $     1,236,014     $     1,335,397
                                                                                     ===============     ===============

                         LIABILITIES AND CAPITALIZATION

Current liabilities:
   Accounts payable............................................................      $       356,196     $       442,140
   Outstanding checks..........................................................              129,490             102,764
   Accrued expenses............................................................               85,161              68,798
   Short-term borrowings (Note 4)..............................................              138,085             167,007
   Current maturities of notes, long-term debt and capital lease
      obligations (Notes 4, 5 and 7) ..........................................               61,350              88,088
   Patronage dividend payable in cash..........................................               10,558                  --
                                                                                     ---------------     ---------------
         Total current liabilities.............................................              780,840             868,797
Long-term debt, including capital lease obligations, less current maturities
   (Notes 4 and 5).............................................................              288,929             309,796
Deferred credits (Note 12).....................................................                9,821               1,872
                                                                                     ---------------     ---------------
Total liabilities and deferred credits.........................................            1,079,590           1,180,465
                                                                                     ---------------     ---------------
Minority interest..............................................................                4,999               4,677
Commitments and contingencies (Note 6).........................................                   --                  --
Members' capitalization:
   Promissory (subordinated) and installment notes (Note 7)....................               65,846              83,804
   Members' equity:
      Redeemable Class A voting common stock, $100 par value; 750,000 shares authorized; 411,180 and 405,060 shares issued and fully paid; 98,880 and 106,380 shares issued (net of subscriptions receivable of
        $1,922,000 and $3,874,000).............................................               49,084              47,270
      Redeemable Class B non-voting common stock and paid-in capital, $100 par value; 4,000,000 shares authorized; 1,732,962 and 1,764,797
        shares issued and fully paid...........................................              174,596             177,779
      Loss allocation (Note 1).................................................              (92,460)                 --
      Deferred patronage (Note 1)..............................................              (27,288)            (27,663)
      Retained earnings / (deficit)............................................              (17,381)           (130,089)
      Accumulated other comprehensive loss.....................................                 (972)               (846)
                                                                                     ---------------     ---------------
         Total Members' equity.................................................               85,579              66,451
                                                                                     ---------------     ---------------
              Total Members' capitalization....................................              151,425             150,255
                                                                                     ---------------     ---------------
                   Total liabilities and Members' capitalization...............      $     1,236,014     $     1,335,397
                                                                                     ===============     ===============

               The accompanying notes are an integral part of the
                  Unaudited Consolidated Financial Statements

                               TRUSERV CORPORATION
                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                     FOR THE YEARS ENDED
                                                                 -------------------------------------------------------
                                                                   DECEMBER 31,        DECEMBER 31,        DECEMBER 31,
                                                                       2000                1999                1998
                                                                 ---------------     ----------------     --------------
                                                                                        (RESTATED)          (RESTATED)

                                                                                      (000'S OMITTED)

Revenues ....................................................    $     3,993,642     $      4,502,326      $   4,328,238
                                                                 ---------------     ----------------     --------------
Cost and expenses:
   Cost of revenues..........................................          3,716,245            4,320,861          4,030,103
   Logistics and manufacturing expenses......................             89,944               99,282             96,329
   Selling, general and administrative expenses..............            122,860              142,134            136,685
   Interest paid to Members..................................             11,131               14,498             16,390
   Other interest expense....................................             56,575               46,204             38,710
   Gain on sale of assets (Note 12)..........................            (30,337)             (11,724)              (954)
   Other income, net.........................................             (7,809)              (1,630)            (1,642)
                                                                 ---------------     ----------------     --------------
                                                                       3,958,609            4,609,625          4,315,621
                                                                 ---------------     ----------------     --------------
Net margin / (loss) before income taxes and cumulative
   effect of a change in accounting principle................             35,033             (107,299)            12,617
Income tax expense (Note 8)..................................                916               17,020                597
                                                                 ---------------     ----------------     --------------
Net margin / (loss) before cumulative effect of
   a change in accounting principle..........................             34,117             (124,319)            12,020
Cumulative effect on prior years of a change
   in accounting principle, net of tax.......................                 --                6,484                --
                                                                 ---------------     ----------------     --------------
Net margin / (loss)..........................................    $        34,117     $       (130,803)    $       12,020
                                                                 ===============     ================     ==============

See note 1 for restatement of 1999 and 1998 operations.

               The accompanying notes are an integral part of the
                  Unaudited Consolidated Financial Statements

                               TRUSERV CORPORATION
                 UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                 FOR THE YEARS ENDED
                                                                 -----------------------------------------------------
                                                                   DECEMBER 31,        DECEMBER 31,       DECEMBER 31,
                                                                       2000                1999               1998
                                                                 ---------------     --------------     --------------
                                                                                       (RESTATED)         (RESTATED)

                                                                                     (000'S OMITTED)
Operating activities:
   Net margin / (loss).......................................    $        34,117     $     (130,803)    $       12,020
   Adjustments to reconcile net margin / (loss)
       to net cash and cash equivalents provided by /
       (used for) operating activities:
       Depreciation and amortization.........................             43,033             41,131             32,112
       Provision for losses on accounts and notes
         receivable..........................................              9,147              5,148              2,808
       Gain on sale of assets................................            (30,337)           (11,724)              (954)
       Changes in operating assets and liabilities:

         Accounts and notes receivable.......................             52,187             63,059            (69,585)
         Inventories.........................................             38,752            112,703            (52,572)
         Other current assets................................             (2,337)            26,110            (19,795)
         Accounts payable....................................            (81,944)            56,087             20,010
         Accrued expenses....................................             16,839              2,229            (41,698)
         Other adjustments, net..............................              4,116             17,667             (1,251)
                                                                 ---------------     --------------     --------------
         Net cash and cash equivalents provided by /
           (used for) operating activities...................             83,573            181,607           (118,905)
                                                                 ---------------     --------------     --------------
Investing activities:
   Additions to properties...................................            (12,526)           (44,930)           (70,733)
   Proceeds from sale of properties (Note 12)................             23,113             39,714             32,645
   Changes in restricted cash (Note 12)......................             (1,000)                --                 --
   Changes in other assets...................................             (8,716)            (5,316)            (5,923)
                                                                 ---------------     --------------     --------------
         Net cash and cash equivalents provided by / (used for)
           investing activities..............................                871            (10,532)           (44,011)
                                                                 ---------------     --------------     --------------
Financing activities:
   Payment of patronage dividend.............................                 --            (14,507)           (12,142)
   Payment of notes, long-term debt and lease obligations....            (67,355)           (57,340)           (41,966)
   Proceeds from long-term borrowings........................              1,098                731            158,821
   Increase / (decrease) in outstanding checks...............             26,726             (3,912)            16,813
   Increase / (decrease) in short-term borrowings............            (28,922)           (91,140)            42,680
   Purchase of common stock..................................               (599)            (5,359)            (3,618)
   Proceeds from sale of Redeemable Class A common stock.....              1,109                617              1,754
                                                                 ---------------     --------------     --------------
         Net cash and cash equivalents provided
           by / (used for) financing activities..............            (67,943)          (170,910)           162,342
                                                                 ---------------     --------------     --------------
Net increase / (decrease) in cash and cash equivalents.......             16,501                165               (574)
   Cash and cash equivalents at beginning of year............              1,815              1,650              2,224
                                                                 ---------------     --------------     --------------
Cash and cash equivalents at end of year.....................    $        18,316     $        1,815     $        1,650
                                                                 ===============     ==============     ==============

See Note 9 for supplemental cash flow information.

               The accompanying notes are an integral part of the
                  Unaudited Consolidated Financial Statements

                               TRUSERV CORPORATION
               UNAUDITED CONSOLIDATED STATEMENT OF MEMBERS' EQUITY

                                                                          Redeemable
                                                                         Common Stock
                                                                           Par Value                                      Retained
                                                               Class A                           Class B                  Earnings /
                                                     # of Shares         $            # of Shares           $             (Deficit)
                                                    ----------      ----------       -----------       ------------      ----------
                                                                       (000'S OMITTED, EXCLUDING SHARE DATA)
Balances at December 31, 1997 as originally
reported...........................................    537,115      $   47,423         1,859,589       $    187,259      $      685
Effect of restatement - Note 1.....................                                                                             170
                                                    ----------      ----------       -----------       ------------      ----------
Balances at December 31, 1997 (Restated)...........    537,115          47,423         1,859,589            187,259             855
Net margin.........................................                                                                          12,020
Foreign currency translation adjustment............
Patronage dividend.................................                                      195,135             19,512         (11,786)
Stock issued for increase in Class A requirements..      7,810             781            (7,810)              (781)
Stock issued for paid-up subscriptions.............     62,385           6,637
Stock purchased and retired........................    (49,610)         (4,961)         (103,470)           (10,347)
                                                    ----------      ----------       -----------       ------------      ----------
Balances at and for the year ended
December 31, 1998 (Restated).......................    557,700          49,880         1,943,444            195,643           1,089
Net loss...........................................                                                                        (130,803)
Foreign currency translation adjustment............
Amortization of deferred patronage.................                                                                            (375)
Stock issued for paid-up subscriptions.............      8,650           2,881
Stock purchased and retired........................    (54,910)         (5,491)         (178,647)           (17,864)
                                                    ----------      ----------       -----------       ------------      ----------
Balances at and for the year ended
December 31, 1999 (Restated).......................    511,440          47,270         1,764,797            177,779        (130,089)
Net margin.........................................                                                                          34,117
Foreign currency translation adjustment............
Amortization of deferred patronage.................                                                                            (375)
Loss allocation....................................                                                                         113,918
Patronage dividend.................................         30               3           226,990             22,699         (34,952)
Class B stock applied against loss allocation......                                                        (214,580)        (21,458)
Stock issued for paid-up subscriptions.............     14,550           3,407
Stock purchased and retired........................    (15,960)         (1,596)          (44,245)            (4,424)
                                                    ----------      ----------       -----------       ------------      ----------
Balances at and for the year ended
December 31, 2000..................................    510,060      $   49,084         1,732,962       $    174,596      $  (17,381)
                                                    ==========      ==========       ===========       ============      ==========


                                                                                    Accumulated
                                                                                       Other                              Total
                                                                                    Comprehensive          Total      Comprehensive
                                                       Loss         Deferred          Income /            Members'        Income /
                                                    Allocation      Patronage           (Loss)            Equity           (Loss)
                                                    ----------      ----------       -----------       ------------      ----------
                                                                             (000'S OMITTED, EXCLUDING SHARE DATA)
Balances at December 31, 1997 as originally
reported........................................... $       --      $       --       $    (1,056)      $    234,311
Effect of restatement - Note 1.....................                     (4,800)                              (4,630)
                                                    ----------      ----------       -----------       ------------      ----------
Balances at December 31, 1997 (Restated)...........         --          (4,800)           (1,056)           229,681
Net margin.........................................                                                          12,020      $   12,020
Foreign currency translation adjustment............                                         (318)              (318)           (318)
Patronage dividend.................................                    (23,238)                             (15,512)
Stock issued for increase in Class A requirements..                                                              --
Stock issued for paid-up subscriptions.............                                                           6,637
Stock purchased and retired                                                                                 (15,308)
                                                    ----------      ----------       -----------       ------------      ----------
Balances at and for the year ended
December 31, 1998 (Restated).......................         --         (28,038)           (1,374)           217,200      $   11,702
Net loss...........................................                                                        (130,803)     $ (130,803)
Foreign currency translation adjustment............                                          528                528             528
Amortization of deferred patronage.................                        375                                   --
Stock issued for paid-up subscriptions.............                                                           2,881
Stock purchased and retired........................                                                         (23,355)
                                                    ----------      ----------       -----------       ------------      ----------
Balances at and for the year ended
December 31, 1999 (Restated).......................         --         (27,663)             (846)            66,451      $ (130,275)
Net margin.........................................                                                          34,117      $   34,117
Foreign currency translation adjustment............                                         (126)              (126)           (126)
Amortization of deferred patronage.................                        375                                   --
Loss allocation....................................   (113,918)                                                  --
Patronage dividend.................................                                                         (12,250)
Class B stock applied against loss allocation......     21,458
Stock issued for paid-up subscriptions.............                                                           3,407
Stock purchased and retired........................                                                         (6,020)
                                                    ----------      ----------       -----------       ------------      ----------
Balances at and for the year ended
December 31, 2000.................................. $  (92,460)     $  (27,288)      $      (972)      $     85,579      $   33,991
                                                    ==========      ==========       ===========       ============      ==========

Redeemable Class A common stock amounts are net of unpaid subscription amounts of $1,925,000 relating to 98,880 issued shares at December 31, 2000; $3,874,000 relating to 106,380 issued shares at December 31, 1999; $5,890,000 relating to 178,020 issued shares at December 31, 1998; and $6,289,000 relating to 149,875 issued shares at December 31, 1997.

               The accompanying notes are an integral part of the
                  Unaudited Consolidated Financial Statements

                               TRUSERV CORPORATION
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.   DESCRIPTION OF BUSINESS AND ACCOUNTING POLICIES

Principal business activity

TruServ Corporation ("TruServ" or the "company") is a member-owned wholesaler of hardware and related merchandise. The company also manufactures paint and paint applicators. The company's goods and services are sold predominantly within the United States, primarily to retailers of hardware, lumber/building materials and related lines, each of whom has purchased 60 shares per store (up to a maximum of 5 stores (300 shares)) of the company's Class A common stock upon becoming a member. The Class A stock is redeemable by the company and has voting rights (the "Redeemable Class A voting common stock"). The company operates in a single industry as a member-owned wholesaler cooperative. All members are entitled to receive patronage dividend distributions from the company on the basis of gross margins of merchandise and/or services purchased by each member. In accordance with the company's By-laws, the annual patronage dividend is paid to members out of gross margins from operations and other patronage source income, after deduction for expenses and provisions authorized by the Board of Directors.

Business Combination

On July 1, 1997, pursuant to an Agreement and Plan of Merger dated December 9, 1996 between Cotter & Company ("Cotter"), a Delaware corporation, and ServiStar Coast to Coast Corporation ("SCC"), SCC merged with and into Cotter (the "Merger), with Cotter being the surviving corporation. Cotter was renamed TruServ Corporation effective with the Merger. Each outstanding share of SCC common stock and SCC Series A stock (excluding those shares canceled pursuant to Article III of the Merger Agreement) were converted into the right to receive one fully paid and non-assessable share of TruServ Redeemable Class A voting common stock and each two outstanding shares of SCC preferred stock were converted into the right to receive one fully paid and non-assessable share of TruServ's Class B common stock, which is redeemable and has no voting rights (the "Redeemable Class B common stock"). A total of 270,500 and 1,170,670 shares of TruServ Redeemable Class A voting common stock and Redeemable Class B common stock, respectively, were issued in connection with the Merger. Also, 231,000 additional shares of TruServ Redeemable Class A voting common stock were issued in exchange for Redeemable Class B common stock to pre-Merger stockholders of Cotter to satisfy the Redeemable Class A voting common stock ownership requirement of 60 shares per store (up to a maximum of 5 stores) applicable to such members as a result of the Merger.

In connection with the merger, an estimated liability of $24,649,000 was recognized for costs associated with the Merger plan. The schedule below shows the original composition of the estimated liability for costs associated with the plan and the utilization of those reserves during subsequent periods:

                                         RDC                               MOVING &
                                      SHUTDOWN           SEVERANCE        RELOCATION          TOTAL
                                     ----------         ----------        ----------       -----------
July 1, 1997 Charge to Goodwill      $    5,645         $   14,804        $    4,200       $    24,649
Utilization of Reserves                    (600)            (5,700)           (2,000)           (8,300)
                                     ----------         ----------        ----------       -----------
Balance as of December 31, 1997           5,045              9,104             2,200            16,349
Utilization of Reserves                  (1,500)            (6,100)           (2,200)           (9,800)
Adjustments to Goodwill                  (1,393)            (1,156)                0            (2,549)
                                     ----------         ----------        ----------       -----------
Balance as of December 31, 1998           2,152              1,848                 0             4,000
Utilization of Reserves                  (1,469)            (1,848)                0            (3,317)
                                     ----------         ----------        ----------       -----------
Balance as of December 31, 1999             683                  0                 0               683
Utilization of Reserves                    (683)                 0                 0              (683)
                                     ----------         ----------        ----------       -----------
Balance as of December 31, 2000      $       -          $        -        $        -       $         -
                                     ==========         ==========        ==========       ===========

Consolidation

The consolidated financial statements include the accounts of the company and all wholly owned subsidiaries. The consolidated financial statements also include the accounts of TruServ Canada Cooperative, Inc., a Canadian member-owned wholesaler of hardware, variety and related merchandise, in which the company has a majority equity interest.

Restatement of financial information

Based upon additional review of relevant accounting literature, the company has restated the accompanying unaudited financial statements as of and for the years ended December 31, 1999, 1998 and 1997 to expense as incurred certain costs previously accrued in connection with the SCC merger. The net loss in 1999 was reduced by $340,000 and the net margin in 1998 and 1997 was reduced by $8,460,000 and $4,630,000, respectively. Such costs relate to data center costs and related amortization that represented incremental costs to exit an activity that would not have been incurred by the company had it decided not to close the SCC corporate office at the time of the merger. As a result of the restatement, goodwill was reduced by $13,600,000 at December 31, 1997, net of amortization of $170,000 in 1997 and $340,000 in 1998 and 1999. The impact of these adjustments on the company's financial results as previously reported is summarized as follows:

                                                                         (000's omitted)
                                 --------------------------------------------------------------------------------------------
                                             1997                            1998                             1999
                                 ----------------------------    ----------------------------     ---------------------------
                                 AS REPORTED      AS RESTATED    AS REPORTED      AS RESTATED     AS REPORTED     AS RESTATED
                                 -----------      -----------    -----------      -----------     -----------     -----------
REVENUES                         $ 3,331,686       $3,331,686    $ 4,328,238      $ 4,328,238     $ 4,502,326     $ 4,502,326
NET MARGIN / (LOSS)
BEFORE INCOME TAXES AND
CUMULATIVE EFFECT OF A CHANGE
IN ACCOUNTING PRINCIPLE               44,316           39,686         21,077           12,617        (107,639)       (107,299)
NET MARGIN / (LOSS)
BEFORE CUMULATIVE EFFECT OF
A CHANGE IN ACCOUNTING
PRINCIPLE                             42,716           38,086         20,480           12,020        (124,659)       (124,319)
NET MARGIN / (LOSS)                   42,716           38,086         20,480           12,020        (131,143)       (130,803)
MEMBERS' EQUITY                      234,311          229,681        230,290          217,200          79,201          66,451

Capitalization

The company's capital (Capitalization) is derived from Redeemable Class A voting common stock, retained earnings, loss allocation, deferred patronage, installment notes and accumulated other comprehensive loss, together with promissory (subordinated) notes and Redeemable Class B common stock issued in connection with the company's annual patronage dividend. The By-laws provide for partially meeting the company's capital requirements by payment of the year-end patronage dividend.

Patronage dividend

Patronage dividends in the amount of $34,952,000 were paid on March 31, 2001, approximately thirty percent of which were paid in cash (TruServ by-laws and the IRS require that the payment of at least twenty percent of patronage dividends be in cash). The remainder was paid through the issuance of the company's Redeemable Class B common stock and, in certain cases, a small portion of the dividend was paid by means of Promissory (Subordinated) Notes of the company. The Redeemable Class B common stock issued for the December 31, 2000 patronage dividend has been designated as qualified notices of allocation. No patronage dividends were declared for the fiscal year ended December 31, 1999. Patronage dividends earned for fiscal year 1998 were declared and were paid to TruServ members in the first quarter of 1999 with at least thirty percent of the patronage dividend paid in cash and the remainder paid through the issuance of the company's Redeemable Class B common stock. The Redeemable Class B common stock issued for the December 31, 1998 patronage dividend has been designated as non-qualified notices of allocation and is not taxable to the member until redeemed at a future date. The non-qualified notices, in addition to not being taxable, will be included as part of a member's required investment in Redeemable Class B common stock. Any further distributions after meeting the Redeemable Class B common stock requirements agreed upon in the Merger Agreement will be paid in cash, up to the limits set by financial covenants of the bank debt or in promissory notes. TruServ follows the practice of accounting for deferred patronage charges and credits as a separate component of capitalization. Deferred patronage consists of net charges and expenses primarily related to the merger integration process which are included in the computation of net margin in different periods for financial statement purposes than for patronage purposes. Deferred patronage has been adjusted to include the amounts identified in the note "Restatement of financial information" above.

Membership may be terminated without cause by either the company or the member upon sixty days' written notice. In the event membership is terminated, the company undertakes to purchase, and the member is required to sell to the company, all of the member's Redeemable Class A voting common stock and Redeemable Class B common stock at par value. Payment for the Redeemable Class A voting common stock will be in cash. Payment for the qualified Redeemable Class B common stock will be in the form of a note payable in five equal annual installments and with interest set at comparable treasury rates plus 2.0%.

However, the company has initiated a moratorium, effective March 17, 2000, on the redemption of its stock. The Board of Directors will review this matter from time to time in light of the then current financial condition of the company.

Loss allocation to members

During the third quarter of fiscal year 2000, company management developed and the Board of Directors approved a plan to equitably allocate to members the loss incurred in 1999. This loss was previously recorded as a reduction of Retained Earnings. The company has allocated the 1999 loss by establishing a Loss allocation account as a contra-equity account in the consolidated balance sheet with the offsetting credit recorded to Retained earnings / (deficit). The Loss allocation account reflects the sum of each member's proportionate share of the 1999 loss, after being reduced by certain amounts that are not allocable to members. The Loss allocation account is not a receivable from members and does not represent an amount currently due from members. Rather, the Loss allocation account will be satisfied, on a member by member basis, by withholding the portion of future patronage dividends that would have been paid in qualified Redeemable Class B common stock, at par value, and applying such amount as a reduction in the Loss allocation account until fully satisfied. The current levels of members' stock investments in the company will not be affected. However, in the event a member should terminate as a stockholder of the company, any unsatisfied portion of that member's Loss Allocation account will be satisfied by reducing the redemption amount paid for the member's stock investment in the company.

Cash equivalents

The company classifies all highly liquid investments with an original maturity of three months or less as cash equivalents.

Inventories

Inventories are stated at the lower of cost, determined on the first-in, first-out basis, or market. The cost of inventory also includes indirect costs to bring inventory to its existing location for resale (see Note 2).

Properties

Properties are recorded at cost. Depreciation and amortization are computed by using the straight-line method over the following estimated useful lives: buildings and improvements--10 to 40 years; machinery and warehouse, office and computer equipment and software--5 to 10 years; transportation equipment--3 to 7 years; and leasehold improvements--the lesser of the life of the lease, without regard to options for renewal, or the useful life of the underlying property.

Goodwill

Goodwill represents the excess of cost over the fair value of net assets acquired and is amortized using the straight-line method over 40 years. Amortization of goodwill was approximately $3,054,000, $2,591,000 and $2,398,000 for fiscal year 2000, 1999 and 1998, respectively.

Conversion funds

In connection with the Merger, the company made available to the members funds to assist their stores in defraying various conversion costs associated with the Merger and costs associated with certain upgrades and expansions of their store. The total amount of conversion funds distributed was $27,175,000 with an amortization period of 5 years. The annual amortization expense for fiscal year 2000, 1999 and 1998 was $4,385,000, $3,466,000 and $0, respectively.

Asset impairment

For purposes of determining impairment, management groups long-lived assets based on a geographic region or revenue producing activity as appropriate. Such impairment review includes, among other criteria, management's estimate of future cash flows for the region or activity. If the estimated future cash flows (undiscounted and without interest charges) are not sufficient to recover the carrying value of the long-lived assets, including associated goodwill, of the region or activity, such assets would be determined to be impaired and would be written down to fair value. There was no reserve for impairment of long-lived assets as of December 31, 2000 or 1999.

Start-up costs

In April 1998, the AICPA issued Statement of Position ("SOP") 98-5, "Reporting the Costs of Start-up Activities." The SOP was effective beginning on January 1, 1999, and requires that start-up costs capitalized prior to January 1, 1999 be written-off and any future start-up costs be expensed as incurred. The unamortized balance of start-up costs was written off as of January 1, 1999 as a cumulative effect of an accounting change and resulted in an increase in the 1999 net loss of approximately $6,500,000, net of tax.

Revenue recognition

The company recognizes revenue when the customer takes possession of the merchandise or when services are rendered (the revenue of which was not material), net of reserves for returns.

Advertising expenses

Advertising costs are expensed in the period the advertising takes place. Such costs amounted to $82,675,000, $81,337,000 and $86,220,000 in fiscal year 2000,
1999 and 1998, respectively, and are included in Cost of revenues.

Amortization of bank financing fees

Amounts paid for bank fees incurred in connection with the company's financing arrangements are capitalized and amortized to interest expense over the lives of the underlying financing agreements.

Repairs and maintenance expense

Repairs and maintenance expenditures which extend the useful lives of the company's property and equipment are capitalized and depreciated over the remaining useful lives of the underlying assets. Otherwise such expenditures are expensed as incurred.

Research and development costs

Research and development costs related to the company's manufacturing operations are expensed as incurred. Such costs amounted to $993,000, $965,000 and $1,171,000 in fiscal year 2000, 1999 and 1998, respectively, and are included in Logistic and manufacturing expenses.

Shipping and handling costs

Amounts billed to customers for shipping and handling costs are included in Revenues. Amounts incurred for shipping and handling are included in Cost of revenues.

Income taxes

Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Per share information

There is no existing market for the common stock of the company and there is no expectation that any market will develop. The company's Redeemable Class A voting common stock is owned by members and former members whose stock has not yet been redeemed as a result of the moratorium. The company's Redeemable Class B non-voting common stock now outstanding was issued to members in partial payment of the annual patronage dividend. Accordingly, no earnings per share information is presented in the consolidated financial statements.

Retirement plans

The company sponsors two noncontributory defined benefit retirement plans covering substantially all of its employees. Company contributions to union-sponsored defined contribution plans are based on collectively bargained rates multiplied by hours worked. The company's policy is to fund annually all tax-qualified plans to the extent deductible for income tax purposes.

Fair value of financial instruments

The carrying amounts of the company's financial instruments at December 31, 2000 and 1999 approximate fair value. Fair value was estimated using discounted cash flow analyses, based on the company's incremental borrowing rate for similar borrowings. The carrying amount of debt and credit facilities approximate fair value due to their stated interest rates approximating market rates and as a result of such facilities being renegotiated in fiscal 2000. These estimated fair value amounts have been determined using available market information or other appropriate valuation methodologies.

Concentration of credit risk

Credit risk pertains mostly to the company's trade receivables. The company extends credit to its members as part of its day-to-day operations. The company believes that as no specific receivable or group of receivables comprises a significant percentage of total trade accounts, its risk with respect to trade receivables is limited. Additionally, the company believes that its allowance for doubtful accounts is adequate with respect to member credit risks.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New accounting pronouncements

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which was amended by SAB No. 101A in March 2000 and SAB No. 101B in June 2000. These SABs, which provide guidance on the recognition, presentation and disclosure of revenue in financial statements, were effective in the fourth quarter of fiscal 2000 and were adopted by the company at that time. As the company's existing revenue recognition, presentation and disclosures are in compliance with these SABs, their adoption did not affect the company's results of operations for fiscal 2000 or its financial position as of December 31, 2000.

In October 2000, the FASB's Emerging Issues Task Force ("EITF") issued EITF Issue No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." This standard provides guidance on whether a company should recognize revenue based on the gross amount billed to a customer because it has earned revenue from the sale of the goods or services or the net amount retained (that is, the amount billed to the customer less the amount paid to a supplier) because it has earned a commission or fee. The standard provides a number of factors or indicators that should be used to determine the appropriate treatment. This standard was effective in the fourth quarter of fiscal 2000 and was adopted by the company as of January 1, 2000. Since the underlying selling terms and conditions, shipping terms, risk of loss, payment terms and credit risk related to its warehouse shipment sales, direct shipment sales and relay sales support the company's presentation of such sales as gross, the adoption of this standard did not affect the company's presentation of its results of operations for fiscal 2000 or its financial position as of December 31, 2000.

In November 2000, the EITF issued EITF Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs." This standard states that all amounts billed to customers in sale transactions related to shipping and handling represent revenues earned for goods provided and, accordingly, should be classified as revenues. The standard also addresses disclosure of the classification of shipping and handling costs; if shipping and handling costs are significant and are not included as part of cost of sales, disclosure should be made for both the amount of such costs and the line items on the income statement that include them. This standard was effective in the fourth quarter of fiscal 2000 and was adopted by the company at that time. As the company's existing treatment of shipping and handling revenues and costs are in compliance with Issue No. 00-10, the adoption of this standard did not affect the company's results of operations for fiscal 2000 or its financial position as of December 31, 2000.

2.   INVENTORIES

Inventories consisted of the following at December 31:

                                                                                              2000           1999
                                                                                        -------------    ------------
                                                                                               (000'S OMITTED)
Manufacturing inventories:
   Raw materials.................................................................       $       2,242    $      2,473
   Work-in-process and finished goods............................................              30,705          39,456
                                                                                        -------------    ------------
                                                                                               32,947          41,929
Merchandise inventories..........................................................             410,716         440,486
                                                                                        -------------    ------------
                                                                                        $     443,663    $    482,415
                                                                                        =============    ============

The company performed physical inventory counts at certain of its distribution centers in October 2000; adjustments to recorded inventory quantities and amounts resulting from such counts were recorded after the amount and composition of such adjustments were analyzed. The adjustment recorded in the fourth quarter of fiscal year 2000 was an increase to inventory and a decrease to Cost of revenues of approximately $22,200,000. In the fourth quarter of fiscal year 1999, the company wrote off approximately $74,000,000 of inventory following the resolution of certain unreconciled differences.

Indirect costs included in the cost of inventory for fiscal year 2000, 1999 and 1998 were $133,907,000, $140,934,000 and $156,560,000, respectively, of which
$134,763,000, $150,191,000 and $148,970,000 was included in Cost of revenues for the respective years. The amount of indirect costs included in ending inventory at December 31, 2000, 1999 and 1998 was $29,144,000, $30,000,000 and
$39,257,000, respectively.

3.   PROPERTIES

Properties consisted of the following at December 31:

                                                                                              2000           1999
                                                                                        -------------    ------------
                                                                                               (000'S OMITTED)
Buildings and improvements.......................................................       $     189,732    $    193,676
Machinery and warehouse equipment................................................              96,696         100,705
Office and computer equipment....................................................             157,417         152,439
Transportation equipment.........................................................              38,204          38,913
                                                                                        -------------    ------------
                                                                                              482,049         485,733
Less accumulated depreciation....................................................            (276,170)       (252,834)
                                                                                        -------------    ------------
                                                                                              205,879         232,899
Land ............................................................................              10,267          11,946
                                                                                        -------------    ------------
                                                                                        $     216,146    $    244,845
                                                                                        =============    ============

Depreciation expense for fiscal year 2000, 1999 and 1998 was $35,594,000, $35,074,000 and $29,714,000, respectively.

4.   LONG-TERM DEBT AND BORROWING ARRANGEMENTS

Long-term debt consisted of the following at December 31:

                                                                                              2000           1999
                                                                                        -------------    ------------
                                                                                               (000'S OMITTED)
Senior Notes (rates at December 31, 2000 / 1999):
   11.85%/9.10%..................................................................       $      32,000    $     36,000
   10.63%/7.88%..................................................................              50,000          50,000
   10.16%/7.41%..................................................................              25,000          25,000
   10.10%/7.35%..................................................................             105,000         105,000
   10.04%/7.29%..................................................................              50,000          50,000
   9.98%/7.23%...................................................................              25,000          25,000
Redeemable (subordinated) term notes:
   Fixed interest rates ranging from 5.24% to 7.79%..............................              18,624          28,712
Industrial Revenue Bonds 4.50%...................................................                  --           4,000
Capital lease obligations........................................................               2,645           5,000
                                                                                        -------------    ------------
                                                                                              308,269         328,712
Less amounts due within one year.................................................             (19,340)        (18,916)
                                                                                        -------------    ------------
                                                                                        $     288,929    $    309,796
                                                                                        =============    ============

Principal payments for the 11.85%/9.10% senior note are due quarterly in incrementally increasing amounts through maturity in 2007. Principal payments for the 10.63%/7.88% senior note are due annually in the amount of $4,545,000 starting in November 2002 through maturity in 2012. Principal payments for the 10.16%/7.41% senior note are due annually in the amount of $3,571,000 starting November 2001 through maturity in 2007. Principal payments for the 10.10%/7.35% senior note are due annually in increasing amounts starting January 2002 through maturity in July 2008. Principal payments for the 10.04%/7.29% senior note are due annually in the amount of $10,000,000 starting June 2006 through maturity in June 2010. The 9.98%/7.23% senior note is due in full in November 2002.

The redeemable (subordinated) term notes have two to four year terms and are issued in exchange for promissory (subordinated) notes that were held by promissory note holders who do not own the company's Redeemable Class A voting common stock. They are also available for purchase by investors that are affiliated with the company.

The industrial revenue bonds were paid in 2000.

Total maturities of long-term debt for fiscal years 2001, 2002, 2003, 2004, 2005 and thereafter are $19,340,000, $52,718,000, $31,371,000, $28,417,000,
$30,153,000 and $146,270,000, respectively.

At July 1, 1997, the company had established a $300,000,000 five-year revolving credit facility with a group of banks. The agreements were amended and restated in April 2000, which include increased interest rates, new financial ratios and covenants, and the collateralization of the company's assets. The borrowings under the agreement were $127,000,000 and $135,000,000 at December 31, 2000 and 1999, respectively. A commitment fee of .05% per annum is paid on the unused portion of the commitments. Also, the company had amounts due under a commercial paper program of $19,000,000 at December 31, 1999 that were paid in 2000. The weighted average interest rate on these borrowings was 8.9% and 6.4% for the years ended December 31, 2000 and 1999, respectively.

The company's Canadian subsidiaries have short-term borrowings of $7,736,000 and $8,629,000 at December 31, 2000 and 1999, respectively. The subsidiaries have a combined line of credit of C$27,400,000. The weighted average interest rate on these borrowing was 7.10% and 6.40% for the years ended December 31, 2000 and 1999, respectively.

Under the senior notes and the revolving credit facility the company is required to meet certain restrictive financial ratios and covenants relating to minimum EBITDA, minimum fixed charge coverage, minimum borrowing base to debt ratio, maximum capital expenditures and asset sales, as well as other customary covenants, representations and warranties, funding conditions and events of default. As of December 31, 2000, the Company was in compliance with the covenant requirements. However, as of February 24, 2001, the Company failed to comply with a covenant under both the senior notes agreement and the revolving credit facility which requires the Company to achieve a minimum monthly borrowing base ratio. As a result, the senior note holders and the participants in the revolving credit facility could declare this failure to comply with the covenant an "event of default," in which case the senior notes and the amounts outstanding under the credit facility would become immediately callable. The Company is in the course of renegotiating the senior notes and the revolving credit facility with its lending group, and, if successful, will replace the current revolving credit facility, and possibly the senior notes, with an asset-based lending agreement by approximately September 1, 2001. However, in the event the Company is not successful in renegotiating such an agreement, the senior notes would remain callable and would therefore be reclassified from a long-term liability to a current liability.

The company provides guarantees for certain member loans, but is not required to provide a compensating balance for the guarantees. The amount of member loans guaranteed by the company was approximately $6,709,511 and $6,443,000 as of December 31, 2000 and 1999, respectively.

5.   LEASE COMMITMENTS

The company rents buildings and warehouses, and office, computer and transportation equipment under operating and capital leases. The following is a schedule of future minimum lease payments under capital and long-term non-cancelable operating leases, together with the present value of the net minimum lease payments, as of December 31, 2000:

                                                                                           CAPITAL        OPERATING
                                                                                        -------------    ------------
                                                                                                  (000'S OMITTED)
   2001..........................................................................       $       1,020    $     21,582
   2002..........................................................................                 621          19,583
   2003..........................................................................                 439          14,737
   2004..........................................................................                 439          13,573
   2005..........................................................................                 332          12,966
   Thereafter....................................................................                  73          57,454
                                                                                        -------------    ------------
Net minimum lease payments.......................................................       $       2,924    $    139,895
                                                                                                         ============
Less amount representing interest................................................                (279)
                                                                                        -------------
Present value of net minimum lease payments......................................               2,645
Less amount due within one year..................................................                (924)
                                                                                        -------------
                                                                                        $       1,721
                                                                                        =============

Capitalized leases expire at various dates and generally provide for purchase options but not renewals. Purchase options provide for purchase prices at either fair market value or a stated value, which is related to the lessor's book value at the expiration of the lease term. During 1999, the company entered into an agreement for the sale and leaseback of its Henderson facility, which resulted in a recognized loss of $1,295,000. The 30-month Henderson lease commenced in May 1999 and has annual payments of approximately $612,000. During 1998, the company entered into an agreement for the sale and leaseback of its Harvard facility. The $2,139,000 gain realized on the sale has been deferred and will be amortized over the 15-year lease term. The lease commenced in November 1998 and has annual payments of approximately $2,700,000.

The Hagerstown, Maryland distribution center is subject to a synthetic lease with monthly payments that are recorded in Other interest expense. The lease payment commitments are for three years with two one-year renewal options and a principal payment due at the expiration of the lease agreement. All obligations under this lease arrangement are guaranteed by the company.

Rent expense under operating leases was $29,942,000, $31,702,000 and $28,291,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

6.   COMMITMENTS AND CONTINGENCIES

The company is involved in various claims and lawsuits incidental to its business. The following significant matters existed at December 31, 2000:

The former president of the company, Paul Pentz, has filed a claim against the company alleging that Mr. Pentz is due additional bonus and SERP payments (see
Note 10) in addition to amounts already received. The company has filed a countersuit claiming Mr. Pentz breached his fiduciary duties as president of the company. Mr. Pentz's motion for summary judgement was recently denied. The company intends to vigorously contest Mr. Pentz's claim and, accordingly, has recorded no related reserve at December 31, 2000.

A former member in New York has filed a claim against the company's Board of Directors alleging that the Board failed in its fiduciary duty to oversee and manage the company's affairs in fiscal 1999. The claim seeks unidentified damages. The plaintiffs in the lawsuit seeks to proceed on a class action basis. The company intends to vigorously contest this claim and believes that, in the event of an unfavorable outcome, it carries adequate insurance coverage; accordingly, no related reserve has been recorded at December 31, 2000.

Nineteen former members have filed a claim against the company alleging that they voted for the Merger (see Note 1) based upon representations made to them by the company and its predecessors that the Coast to Coast name brand would be maintained. (Certain other former TruServ members have filed similar claims.) The plaintiffs allege, however, that, following the Merger, the Coast to Coast name brand was eliminated and that each plaintiff thereafter terminated or had its membership in TruServ terminated. Additionally, the plaintiffs allege that the company breached its obligations by failing to redeem those members' stock and by creating the Loss Allocation Account (see Note 1). Based upon the above, the plaintiffs have asserted claims for fraud, misrepresentation, breach of fiduciary duty and unjust enrichment. The claim seeks unidentified damages. The company intends to vigorously contest this claim and believes that, in the event of an unfavorable outcome, it carries adequate insurance coverage; accordingly, no related reserve has been recorded at December 31, 2000.

In March 2001, a similar action was brought on behalf of former SCC members in the same court by the same firm. The complaint alleges substantially similar claims as those made by the other former TruServ members. The lawsuit is at an early stage and the extent of the damages being claimed has not yet been determined.

7.   CAPITALIZATION

Promissory (subordinated) and installment notes consisted of the following at December 31:

                                                                                              2000           1999
                                                                                        -------------    ------------
                                                                                               (000'S OMITTED)
Promissory (subordinated) notes:
   Due on December 31, 2000--6.50%...............................................       $          --    $     21,823
   Due on December 31, 2000--7.42%...............................................                  --          14,019
   Due on December 31, 2000--7.58%...............................................                  --          27,271
   Due on December 31, 2001--5.74%...............................................              14,376          14,514
   Due on December 31, 2001--8.06%...............................................              22,237          22,448
   Due on December 31, 2002--7.86%...............................................              23,259          24,559
   Due on December 31, 2003--7.90%...............................................              22,525              --
   Due on December 31, 2005--7.90%...............................................               1,692              --
Term (subordinated) notes
   Due on June 30, 2002--8.06%...................................................              12,408          12,513
Installment notes at interest rates of 4.75% to 8.20%
   with maturities through 2004..................................................              11,359          15,829
                                                                                        -------------    ------------
                                                                                              107,856         152,976
Less amounts due within one year.................................................             (42,010)        (69,172)
                                                                                        -------------    ------------
                                                                                        $      65,846    $     83,804
                                                                                        =============    ============

Prior to 1997, promissory notes were issued for partial payment of the annual patronage dividend. Promissory notes are subordinated to indebtedness to banking institutions, trade creditors and other indebtedness of the company as specified by its Board of Directors. Prior experience indicates that the maturities of a significant portion of the notes due within one year are extended, for a three-year period, at interest rates substantially equivalent to competitive market rates of comparable instruments. The company anticipates that this practice of extending notes will continue and, accordingly, these notes are classified as a component of capitalization.

Total maturities of promissory and installment notes for fiscal years 2001, 2002, 2003, 2004 and 2005 are $42,010,000, $39,655,000, $24,451,000, $48,000 and
$1,692,000, respectively.

Term notes were issued in connection with the redemption of excess Redeemable Class B common stock. Term notes are subordinated to indebtedness to banking institutions, trade creditors and other indebtedness of the company as specified by its Board of Directors.

8.   INCOME TAXES

Income tax expense / (benefit) consisted of the following for the years ended December 31:

                                                                               2000           1999           1998
                                                                          ------------    -----------     -----------
                                                                                        (000'S OMITTED)
Current:
   Federal.........................................................       $        231    $        --     $        --
   State...........................................................                315            460             710
   Foreign.........................................................                306            281             290
                                                                          ------------    -----------     -----------
   Total current...................................................                852            741           1,000
                                                                          ------------    -----------     -----------
Deferred:
   Federal.........................................................                 --         14,010              --
   State...........................................................                 --          2,472              --
   Foreign.........................................................                 64           (203)           (403)
                                                                          -------------   -----------     -----------
   Total deferred..................................................                 64         16,279            (403)
                                                                          ------------    -----------     -----------
                                                                          $        916    $    17,020     $       597
                                                                          ============    ===========     ===========

The company operates as a nonexempt cooperative and is allowed a deduction in determining its taxable income for amounts paid as qualified patronage dividends based on margins from business done with or on behalf of members and for the redemption of nonqualified notices of allocation. The reconciliation of income tax expense to income tax computed at the U.S. federal statutory tax rate of 35% was as follows for the years ended December 31:

                                                                               2000           1999           1998
                                                                          ------------    -----------     -----------
                                                                                        (000'S OMITTED)
Tax at U.S. statutory rate.........................................       $     12,262    $        --     $     4,416
Effects of:
   Patronage dividend..............................................            (12,233)            --         (12,258)
   State income taxes, net of federal tax benefit..................                205          1,906             462
   Increase / (decrease) in valuation allowance....................             (2,503)        14,010           6,675
   Non-deductible goodwill.........................................              2,819             --              --
   Other, net......................................................                366          1,104           1,302
                                                                          ------------    -----------     -----------
                                                                          $        916    $    17,020     $       597
                                                                          ============    ===========     ===========

Deferred income taxes reflect the net tax effects of net operating loss carryforwards, which expire in years through 2020; alternative minimum tax credit carryforwards and nonqualified notices of allocations, which do not expire; and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. To the extent tax benefits are subsequently recognized in excess of the net deferred tax assets, approximately $28,800,000 of the reduction in the valuation allowance for deferred tax assets will result in a reduction of goodwill.

The significant components of the company's deferred tax assets and liabilities were as follows for the years ended December 31:

                                                                               2000           1999           1998
                                                                          ------------    -----------     -----------
                                                                                        (000'S OMITTED)
Deferred tax assets:
   Net operating loss carryforwards................................       $     58,462    $    65,569     $    15,868
   AMT credit carryforward.........................................                784            553             911
   Nonqualified notices of allocation..............................             13,548         13,830          16,697
   Bad debt provision..............................................              2,744          2,129           2,049
   Vacation pay....................................................              2,996          3,460           3,122
   Contributions to fund retirement plans..........................                 --            792           3,871
   Book depreciation in excess of tax depreciation.................                532             --              --
   Inventory reserves..............................................              1,272             --              --
   Rent expense....................................................              2,458          2,289           2,072
   Merger-related valuations and accruals..........................              2,936          2,141           5,865
   Inventory capitalization........................................              2,657          2,808              --
   Other...........................................................              5,739          4,156           3,752
                                                                          ------------    -----------     -----------
Total deferred tax assets..........................................             94,128         97,727          54,207
Valuation allowance for deferred tax assets........................            (89,700)       (93,213)        (33,067)
                                                                          ------------    -----------     -----------
Net deferred tax assets............................................              4,428          4,514          21,140
Deferred tax liabilities:
   Tax depreciation in excess of book depreciation.................                 --          3,383           1,450
   Inventory capitalization........................................                 --             --           1,725
   Contributions to fund retirement plans..........................              3,296             --              --
   Other...........................................................              1,132          1,131           1,475
                                                                          ------------    -----------     -----------
Total deferred tax liabilities.....................................              4,428          4,514           4,650
                                                                          ------------    -----------     -----------
Net deferred taxes.................................................       $         --    $        --     $    16,490
                                                                          ============    ===========     ===========

9.   SUPPLEMENTAL CASH FLOW INFORMATION

The patronage dividend and promissory (subordinated) and redeemable (subordinated) term note renewals relating to non-cash operating and financing activities were as follows for the years ended December 31:

                                                                               2000           1999           1998
                                                                          ------------    -----------     -----------
                                                                                        (000'S OMITTED)
Patronage dividend payable in cash.................................       $     10,558    $        --     $    14,507
Promissory (subordinated) notes....................................             (1,820)        (5,436)         (3,252)
Redeemable Class A voting common stock.............................                  3             --              --
Redeemable Class B common stock....................................             (2,585)       (15,974)          9,950
Installment notes..................................................              2,515          9,722           5,532
Loss allocation....................................................             21,458             --              --
Member indebtedness................................................              4,823         11,688           8,287
                                                                          ------------    -----------     -----------
   Patronage dividend                                                     $     34,952    $        --     $    35,024
                                                                          ============    ===========     ===========
Note renewals and interest rollover................................       $     22,525    $    36,385     $    24,058
                                                                          ============    ===========     ===========

Additionally, in fiscal year 2000, the company's non-cash financing and investing activities are due to an asset sale and related agreements with Builder Marts of America, Inc. that included a note receivable of $19,500,000 and debit memos of $4,000,000. The company's non-cash financing and investing activities in fiscal year 1999 and 1998 include $305,000 and $610,000, respectively, related to the acquisition of transportation equipment by entering into capital leases.

Cash paid for interest during fiscal years 2000, 1999 and 1998 totaled $60,059,000, $58,730,000 and $52,722,000, respectively. Cash paid for income taxes during fiscal years 2000, 1999 and 1998 totaled $777,000, $848,000 and $903,000, respectively.

10.  BENEFIT PLANS

The change in the projected benefit obligation and in the plan assets for the company administered pension plans was as follows for the years ended December 31:

                                                                                              2000           1999
                                                                                        -------------    ------------
                                                                                               (000'S OMITTED)
Change in projected benefit obligation:

   Projected benefit obligation at beginning of year.............................       $     160,727    $    200,951
   Service cost..................................................................               6,414           8,377
   Interest cost.................................................................               9,474          12,312
   Benefit payments..............................................................              (4,980)         (7,382)
   Actuarial losses / (gains)....................................................              18,946         (23,601)
   Curtailments..................................................................                  --           2,495
   Settlements...................................................................            (114,083)        (34,022)
   Special retirement benefits...................................................                  --           1,597
                                                                                        -------------    ------------
   Projected benefit obligation at end of year...................................       $      76,498    $    160,727
                                                                                        -------------    ------------
Change in plan assets:
   Fair value of plan assets at beginning of year................................       $     178,426    $    196,953
   Actual return on assets.......................................................               3,068          16,891
   Employer contributions........................................................              14,070           5,986
   Benefit payments..............................................................              (4,980)         (7,382)
   Settlements...................................................................            (114,083)        (34,022)
                                                                                        -------------    ------------
   Fair value of plan assets at end of year......................................       $      76,501    $    178,426
                                                                                        -------------    ------------
Reconciliation of funded status:
   Funded status.................................................................       $           3    $     17,699
   Unrecognized transition asset.................................................                (788)         (2,642)
   Unrecognized prior service cost...............................................               5,792           6,743
   Unrecognized actuarial gain / (loss)..........................................               5,815         (23,781)
                                                                                        -------------    ------------
   Prepaid benefit / (accrued cost)..............................................       $      10,822    $     (1,981)
                                                                                        =============    ============

The company has classified $4,280,000 of prepaid pension expense as of December 31, 2000 in Other current assets.

The components of net periodic pension cost for the company administered pension plans were as follows for the years ended December 31:

                                                                               2000           1999           1998
                                                                          ------------    -----------     -----------
                                                                                        (000'S OMITTED)
Components of net periodic pension cost:

   Service cost....................................................       $      6,414    $     8,377     $     7,418
   Interest cost...................................................              9,474         12,312          13,259
   Expected return on assets.......................................            (12,987)       (15,951)        (16,083)
   Amortization of transition assets...............................               (529)          (720)           (835)
   Amortization of prior service cost..............................                951            984             984
   Amortization of actuarial gain / (loss).........................                (91)            53              --
   Special termination benefit.....................................                 --          1,597              --
   Curtailment loss................................................                 --            112              --
   Settlement gain.................................................             (1,965)        (5,075)         (1,745)
                                                                          ------------    -----------     -----------
      Net pension cost.............................................       $      1,267    $     1,689     $     2,998
                                                                          ============    ===========     ===========

One of the company's pension plans is the supplemental executive retirement plan ("SERP"), which is an unfunded unqualified defined benefit plan. The funded status in the table above is net of an accrued pension liability of $1,279,000 and $10,165,000 related to the SERP at December 31, 2000 and 1999, respectively.

The company also participates in union-sponsored defined contribution plans. Costs related to these plans were $169,000, $315,000 and $861,000 for fiscal year 2000, 1999 and 1998, respectively.

In the third quarter of fiscal year 2000, the company purchased from an insurance company non-participating annuity contracts to satisfy pension obligations related to certain former employees who were fully vested in their pension benefits. As a result of this transaction, the company recognized a pre-tax gain of approximately $5 million in fiscal year 2000 related to the settlement of these pension obligations. Such gain has been recorded as Other income, net. This gain was offset in the fourth quarter by approximately $3 million due to market value decreases on assets and settlement losses on employees leaving the plan.

Plan assets consist primarily of publicly traded common stocks and corporate debt instruments.

The assumptions used to determine the company's pension obligations were as follows for the years ended December 31:

                                                           2000            1999
                                                           ----            ----
Weighted average assumptions:
   Discount rate...................................        7.50%           8.00%
   Expected return on assets.......................        9.50%           9.50%
   Rate of compensation increase...................        4.50%           4.50%

The company also maintains a defined benefit retirement medical plan for former SCC employees who met certain age and service criteria that was frozen at the time of the Merger. The company contributes $105 per month per person for such employees who elect coverage for themselves and their dependants. The company also maintains similar benefits for some former SCC executives who were also contractually eligible for such coverage.

The components of the retiree medical plan costs for the company administered plan consist of interest cost of $354,000 and $335,000 in fiscal year 2000 and 1999, respectively.

The accumulated post retirement benefit obligation ("APBO") of $5,189,000 on December 31, 1998 was increased by interest cost in 1999 of $335,000, and offset by claims paid of $460,000 and an actuarial gain of $510,000, resulting in an APBO of $4,554,000 at December 31, 1999. Reductions to the APBO in 2000 were claims paid of $427,000, offset by interest cost of $354,000 and an actuarial loss of $266,000, resulting in an APBO of $4,747,000 at December 31, 2000.

The funded status at December 31, 1999 was a liability of $4,797,000, which includes the APBO of $4,554,000 plus an unrecognized gain of $243,000. The funded status at December 31, 2000 was a liability of $4,724,000, which includes the APBO of $4,747,000, offset by an actuarial loss of $23,000.

The plan has no assets. During 2000 and 1999, the company contributed to the plan $427,000 and $460,000, respectively, and there were benefit payments of $427,000 and $460,000, respectively.

The effect of a one percentage point increase in the medical trend rate would increase the service and interest cost components by $13,000 and the post-retirement benefit obligation by $158,000. The effect of a one percentage point decrease in the medical trend rate would decrease the service and interest cost components by $10,000 and the post-retirement benefit obligation by $131,000.

The assumptions used to determine the company's health benefit obligations were as follows for the years ended December 31:

                                                   2000                1999
                                                   ----                ----
Weighted average assumptions:
   Discount rate..............................     7.50%               8.00%
   Medical trend rate.........................     5.00%               5.00%

11.  SEGMENT INFORMATION

The company is principally engaged as a wholesaler of Hardware and related products and is a manufacturer of paint products. The company identifies segments based on management responsibility and the nature of the business activities of each component of the company. The company measures segment earnings as operating earnings including an allocation for interest expense and income taxes. Information regarding the identified segments and the related reconciliation to consolidated information are as follows:

                                                                    DECEMBER 31, 2000
                                                                     (000'S OMITTED)
                                                                                           ELIMINATION
                                                                                         OF INTERSEGMENT          CONSOLIDATED
                                          HARDWARE        PAINT            OTHER              ITEMS                  TOTALS
                                       ------------   -----------      -----------        --------------         --------------
Net sales to external customers        $  3,745,524   $   139,109      $   109,009        $            -         $    3,993,642
Intersegment sales                                -         1,856                -                (1,856)                     -
Interest expense                             62,184         4,661              861                     -                 67,706
Depreciation & amortization                  40,482         1,752              799                     -                 43,033
Segment net margin / (loss)                  24,984         9,000              133                     -                 34,117
Identifiable segment assets               1,162,319        52,020           21,675                     -              1,236,014
Expenditures for long-lived assets           11,365           627              534                     -                 12,526

                                                                    DECEMBER 31, 1999
                                                                     (000'S OMITTED)
                                                                                           ELIMINATION
                                                                                         OF INTERSEGMENT          CONSOLIDATED
                                          HARDWARE        PAINT            OTHER              ITEMS                  TOTALS
                                       ------------   -----------      -----------        --------------         --------------
Net sales to external customers        $  4,242,572   $   148,001      $   111,753        $            -         $    4,502,326
Intersegment sales                                -         1,810                -                (1,810)                     -
Interest expense                             53,993         6,014              695                     -                 60,702
Depreciation & amortization                  38,576         1,704              851                     -                 41,131
Segment net margin / (loss)                (146,200)       14,707              690                     -               (130,803)
Identifiable segment assets               1,247,320        63,975           24,102                     -              1,335,397
Expenditures for long-lived assets           41,906         2,207              817                     -                 44,930

                                                                    DECEMBER 31, 1998
                                                                     (000'S OMITTED)
                                                                                           ELIMINATION
                                                                                         OF INTERSEGMENT          CONSOLIDATED
                                          HARDWARE        PAINT            OTHER              ITEMS                  TOTALS
                                       ------------   -----------      -----------        --------------         --------------
Net sales to external customers        $  4,062,390   $   157,627      $   108,221        $            -         $    4,328,238
Intersegment sales                                -         2,340                -                (2,340)                     -
Interest expense                             46,809         7,512              779                     -                 55,100
Depreciation & amortization                  29,691         1,652              769                     -                 32,112
Segment net margin / (loss)                     342        11,502              176                     -                 12,020
Identifiable segment assets               1,488,108        80,121           19,445                     -              1,587,674
Expenditures for long-lived assets           67,199         2,710              824                     -                 70,733

The company does not have a significant concentration of members in any geographic region of the United States or in any foreign countries.

12.  ASSET SALE

Effective December 29, 2000, the company sold the assets, primarily inventory, of the Lumber and Building Materials ("LBM") division to Builder Marts of America, Inc. ("BMA"). In connection with this sale, the company received consideration of $20.2 million in cash (of which $1.0 million will be held in escrow until December 31, 2001 to satisfy any contingencies or disputes between the parties and which, accordingly, is classified as Restricted cash), a $19.5 million note receivable (payable in annual installments through December 31, 2007 and carrying an interest rate of 7.75% per annum) and $4.0 million in debit memos to be used as an offset against amounts payable to BMA existing at the date of the sale. Additionally, the company recorded deferred credits totaling $9.5 million related to certain non-compete, cooperation, trademark and license, and lease agreements entered into with BMA; such amount will be amortized to income over the lives of the underlying agreements, generally 5-10 years. The company also relieved $4.6 million of goodwill (net) and $0.7 million of inventory related to the LBM division at the time of the sale. As a result of the above, the company recognized a gain of $28.9 million in the fourth quarter, which is classified as Gain on sale of assets.

13.  QUARTERLY FINANCIAL SUMMARY

Selected quarterly financial information for each of the four quarters in fiscal 2000 and 1999 is as follows (000's omitted):

                                                                            FIRST         SECOND          THIRD           FOURTH
                                                                          QUARTER(1)      QUARTER        QUARTER          QUARTER
                                                                         ----------      ----------     ----------      ----------
2000
      Sales...........................................................   $1,027,605      $1,137,262     $  944,269      $  884,506
      Net margin / (loss) before income taxes.........................       (8,869)         11,940          9,663          22,299
      Net margin / (loss).............................................       (8,924)         11,923          9,447          21,671

1999
      Sales...........................................................   $1,070,892      $1,264,108     $1,117,496      $1,049,830
      Net margin / (loss) before income taxes and cumulative effect
        of a change in accounting principle...........................      (17,724)         19,862          4,483        (113,920)
      Net margin / (loss) before cumulative effect of a change in
        accounting principle..........................................      (17,811)         18,270          5,864        (130,642)
      Net margin / (loss).............................................      (24,295)         18,270          5,864        (130,642)

(1) On January 1, 1999, the company wrote off the unamortized balance of start-up costs upon the adoption of SOP 98-5.